UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.      )
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OM GROUP, INC.

(Name of Registrant as Specified In Its Charter)

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OM GROUP, INC.

127 Public Square
1500 Key Tower
Cleveland, Ohio 44114-1221

Notice of Annual Meeting of Stockholders
to be Held May 13, 2008

The Annual Meeting of Stockholders of OM Group, Inc. will be held in the 27th Floor Conference Center Auditorium at Key Tower, 127 Public Square, Cleveland, Ohio 44114, on Tuesday, May 13, 2008, at 10:00 a.m., for the following purposes:

1. To elect two directors to serve for terms expiring at our annual meeting in 2011;

2. To consider and act upon a proposal to amend our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 60 million to 90 million;

3. To confirm the appointment of Ernst & Young LLP as our independent registered public accountant; and

4. To consider any other business that is properly brought before the meeting or any adjournment.

Stockholders of record at the close of business on March 21, 2008 are entitled to notice of and to vote at the meeting. This proxy statement and the accompanying proxy will be mailed to stockholders on or about April 1, 2008.

We cordially invite you to attend the meeting. To ensure your representation at the meeting, please vote promptly by mail, telephone or the Internet by following the instructions on the enclosed proxy or voting instruction card, even if you plan to attend the meeting. Mailing your completed proxy or voting instruction card, or using our telephone or Internet voting systems, will not prevent you from voting in person at the meeting if you wish to do so.

By Order of the Board of Directors

Valerie Gentile Sachs, Secretary

Cleveland, Ohio
April 1, 2008

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
of
OM GROUP, INC.

VOTING AND MEETING INFORMATION

What is the purpose of the annual meeting?

At our annual meeting, you will be asked to:

•	elect two directors to serve for terms expiring at our annual meeting in 2011;

•	amend our Certificate of Incorporation to increase the authorized number of shares of common stock; and

•	confirm the appointment of Ernst & Young LLP as our independent registered public accountant.

In addition, we will transact any other business that properly comes before the meeting.

Who is entitled to vote?

Holders of record of our common stock as of the close of business on March 21, 2008 are entitled to vote at the annual meeting. At that time, we had           outstanding shares of common stock. We have no other outstanding classes of stock that are entitled to vote at the annual meeting. Voting stockholders are entitled to one vote per share.

How do I vote?

You may vote in person at the meeting or through a proxy or voting instruction card. To vote by proxy or voting instruction card, you should sign and date each proxy card or voting instruction card you receive and return it in the prepaid envelope. If you are a registered stockholder, you may vote by telephone or electronically through the Internet, by following the instructions included on your proxy card or voting instruction card.

What if I hold shares indirectly?

If you hold shares in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner you have the right to direct your broker how to vote. Under the New York Stock Exchange rules, your broker is permitted to vote your shares on the election of directors and the appointment of the independent registered public accountant, even if you do not furnish voting instructions. However, your broker may not vote on the proposal relating to the amendment of our Certificate of Incorporation to increase the authorized number of shares of common stock without instructions from you. If you do not provide instructions on this issue, a broker non-vote will occur.

If your shares are held in “street name,” your broker or other nominee may have procedures that will permit you to vote by telephone or electronically through the Internet.

Can I change my vote?

You have the right to change your vote at any time before votes are counted at the meeting by:

•	notifying us in writing at our corporate offices and to the attention of our Director of Investor Relations;

•	returning a later-dated proxy card;

•	voting at a later time by telephone or over the Internet; or

•	voting in person at the meeting.

What are the requirements and procedures for a quorum, abstentions and broker non-votes?

Your shares are counted as present at the meeting if you attend the meeting or if you properly return a proxy by mail or vote by telephone or through the Internet. In order for us to vote on matters at the meeting, a majority of our outstanding shares of common stock as of March 21, 2008 must be present in person or by proxy at the meeting, which includes shares that have been voted by telephone or the Internet. This is referred to as a quorum. Abstentions will be counted for purposes of establishing a quorum at the meeting and will be counted as voting (but not for or against) on the affected proposal. Broker non-votes will be counted for purposes of establishing a quorum but will not be counted as voting. If a quorum is not present, the meeting will be adjourned until a quorum is present.

How many votes are needed to elect directors and approve the other proposals?

The nominees who receive the greatest number of “for” votes will be elected to the director positions being filled. Shares not voted will have no impact on the election of directors. If you sign and return a proxy card or use the telephone or Internet procedures but do not give voting instructions, your shares will be voted “for” the candidates nominated by the Nominating and Governance Committee and approved by the Board. Approval of the amendment to our Certificate of Incorporation to increase the authorized number of shares of common stock requires the affirmative vote of a majority of the outstanding shares of our common stock. Approval of the proposal to confirm the appointment of Ernst & Young LLP requires the affirmative vote of a majority of shares represented at the meeting.

How will voting on any other business be conducted?

We currently do not know of any business to be considered at the annual meeting other than the two proposals described in this proxy statement. If any other business is properly presented at the meeting, your signed proxy card or use of the telephone or Internet procedures gives authority to the named proxies to vote your shares on such matters in their discretion.

Who will count the vote?

Representatives of National City Bank will tabulate the votes and act as inspectors of election.

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on May 13, 2008: The proxy statement and our annual report to our stockholders are available, free of charge, at          .

PROPOSAL 1. ELECTION OF DIRECTORS

Our authorized number of directors is presently fixed at eight, divided into three classes, with two classes having three members and one class having two members. Our directors are elected to serve three-year terms, so that the term of office of one class of directors expires at each annual meeting.

The Nominating and Governance Committee has recommended, and the Board of Directors has approved, the nomination of the following individuals, each of whom is currently a director, for election as directors for terms expiring at our annual meeting in 2011:

•	William J. Reidy

•	Joseph M. Scaminace

If either of these nominees becomes unavailable for election, the accompanying proxy may be voted for a substitute, or in favor of holding a vacancy to be filled by the directors. We have no reason to believe that either nominee will be unavailable. The accompanying proxy may be voted for up to the number of nominees named and the nominees receiving the largest number of “FOR” votes will be elected to the director positions to be filled.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR BOTH NOMINEES.

The following information is provided regarding each nominee for election as a director and the continuing directors.

Nominee for Election as Directors for Terms Expiring in 2011

William J. Reidy, age 67, has been a director since 2002. Mr. Reidy, a CPA, was the managing partner of the Northeast Ohio practice of PricewaterhouseCoopers LLP. He retired from PricewaterhouseCoopers in 1999 after a 35-year career with the firm. Mr. Reidy is a member of the Board of Trustees of The Cleveland Clinic Foundation, a provider of health care services, and he currently serves on the boards of several community organizations including Cleveland Clinic Western Region and the Gateway Economic Development Corporation.

Joseph M. Scaminace, age 54, has been a director and our Chief Executive Officer since June 2005 and Chairman of our Board since August 2005. From 1999 to June 2005, Mr. Scaminace was the President, Chief Operating Officer and a board member of The Sherwin-Williams Company, a manufacturer and distributor of coatings. Mr. Scaminace currently is a member of several boards of directors, including Parker-Hannifin Corporation (NYSE:PH), a global producer of fluid power systems, electromechanical controls, and related components, Boler Company, a privately held company that makes truck and trailer suspension systems and auxiliary axles systems for the commercial heavy-duty vehicle market, and The Cleveland Clinic Foundation, a provider of health care services.

Continuing Directors Whose Term of Office Expires in 2010

Katharine L. Plourde, age 56, has been a director since 2002. Ms. Plourde was a Principal and analyst at the investment banking firm of Donaldson, Lufkin & Jenrette, Inc., New York, New York, until November 1997. Since that time she has engaged in private investing. Ms. Plourde is a director of Pall Corporation (NYSE:PLL), a global producer of filtration and separation products and systems and serves as a director of a private corporation.

David L. Pugh, age 59, was appointed as a director on January 9, 2007. Mr. Pugh has served as Chairman of Applied Industrial Technologies Inc. (“Applied”), an industrial product distributor, since October 2000, and as Applied’s Chief Executive Officer since January 2000. He was President of Applied from 1999 to October 2000. Prior to joining Applied, Mr. Pugh was Senior Vice President of Rockwell Automation and general manager of Rockwell’s Industrial Control Group. Mr. Pugh is a director of Hexcel Corporation (NYSE:HXL), a plastics materials manufacturer, and of R.W. Becket Corp., a private company.

Continuing Directors Whose Term of Office Expires in 2009

Richard W. Blackburn, age 65, has been a director since August 2005. Mr. Blackburn retired from Duke Energy Corporation in 2004 after seven years as Executive Vice President and General Counsel, the last year of which he was also Chief Administrative Officer. Mr. Blackburn is a director of Enesco Group, Inc., a producer of giftware and home and garden decor products, and is a Trustee of the Massachusetts Eye and Ear Infirmary and George Washington University.

Steven J. Demetriou, age 49, has been a director since November 2005. Mr. Demetriou has been the Chairman of the Board and Chief Executive Officer of Aleris International, Inc., an international aluminum company, since December 2004 following the merger of Commonwealth Industries, Inc. and IMCO Recycling, Inc. Mr. Demetriou served as President and Chief Executive Officer of Commonwealth from June 2004 and served as a director of Commonwealth from 2002 until the merger. Mr. Demetriou was President and Chief Executive Officer of privately held Noveon, Inc., a global producer of advanced specialty chemicals for consumer and industrial applications, from 2001 until June 2004, at which time he led the sale of Noveon to Lubrizol Corporation. From 1999 to 2001, he was Executive Vice President of IMC Global Inc., a producer and distributor of crop nutrients and animal feed ingredients. Mr. Demetriou also serves on the boards of Foster Wheeler Ltd. (NASDAQ: FWLT) and of privately held Kraton Polymers. He serves on the boards of several community organizations including United Way of Greater Cleveland, Cuyahoga Community College Foundation and the Cleveland Zoological Society.

Gordon A. Ulsh, age 62, was appointed as a director on February 16, 2007. Mr. Ulsh has served as President, Chief Executive Officer and a director of Exide Technologies (“Exide”), a company specializing in stored electrical energy products and services for industrial and transportation applications around the world since April 2005. From 2001 until March 2005, Mr. Ulsh was Chairman, President and Chief Executive Officer of FleetPride Inc., the nation’s largest independent aftermarket distributor of heavy-duty truck parts. Prior to joining FleetPride in 2001, Mr. Ulsh worked with Ripplewood Equity Partners, providing analysis of automotive industry segments for investment opportunities. Earlier, he served as President and Chief Operating Officer of Federal-Mogul Corporation in 1999 and as head of its Worldwide Aftermarket Division in 1998. Prior to Federal-Mogul, he held a number of leadership positions with Cooper Industries, Inc., including Executive Vice President of its automotive products segment. Mr. Ulsh joined Cooper’s Wagner Brake and Lighting in 1983 as Vice President of Operations (which company was acquired by Cooper Industries, Inc. in 1985), following 16 years in manufacturing and engineering management at Ford Motor Company.

PROPOSAL 2: AMENDMENT OF CERTIFICATE OF INCORPORATION
TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

The Board of Directors has unanimously approved and is submitting for stockholder approval an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 60 million shares to 90 million shares. No change is being proposed in the authorized number of shares of our preferred stock.

Of the 60 million currently authorized shares of common stock, as of March 21, 2008, the record date for this annual meeting, there were           shares of our common stock issued and outstanding (not including           shares held as treasury shares). In addition, as of that date,           shares of common stock were reserved for issuance upon the exercise of outstanding stock options under our equity incentive compensation plans and for future awards under our 2007 Incentive Compensation Plan.

The Board of Directors believes the availability of the additional shares will provide us with the flexibility to meet business needs as they arise and take advantage of favorable market conditions and opportunities without the delay and expense associated with holding a special meeting of stockholders. The additional authorized shares of common stock will be available from time to time for corporate purposes, including raising additional capital, acquisitions of other companies, products, technologies or businesses, stock dividends, stock splits and other distributions. We do not have any present intention or plan to issue shares of common stock for any purpose, except for the issuance of shares of common stock upon the exercise of outstanding stock options and future issuances under our 2007 Incentive Compensation Plan to the extent deemed appropriate by the Compensation Committee of our Board of Directors.

Authorized but unissued shares of our common stock may be issued from time to time upon authorization by the Board of Directors, at such times, to such persons and for such consideration as it may determine in its discretion, except as may be required for a particular transaction by applicable law, regulation or the rules of the New York Stock Exchange. When and if such shares are issued, they would have the same voting and other rights and privileges as the currently issued and outstanding shares of common stock.

The authorization of the additional shares would not, by itself, have any effect on the rights of stockholders. However, holders of common stock have no preemptive rights to acquire additional shares of common stock, such that the issuance of additional shares could have a dilutive effect on earnings per share and the voting power of existing stockholders at the time of the issuance. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely affect the market price of our common stock.

The Board of Directors does not believe an increase in the number of authorized shares of our common stock would significantly affect the ability of a third party to attempt to gain control of us. However, it is possible that an increase in authorized shares could render more difficult under certain circumstances or discourage an attempt by a third party to obtain control of us by allowing the issuance of shares that would dilute the share ownership of a person attempting to obtain control or otherwise make it difficult to obtain any required stockholder approval for a proposed transaction for control. The Board of Directors has no current intention to authorize the issuance of additional shares for such purposes and is not aware of any present attempt to obtain control of us or otherwise accumulate our common stock.

We will file the certificate of amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware at such time as the Board of Directors determines the appropriate effective time for the increase in authorized shares. The certificate of amendment would provide that Article FOURTH (a) of our Amended and Restated Certificate of Incorporation would be amended to read as follows:

FOURTH: (a) The aggregate number of shares of stock which the Corporation shall have authority to issue is Ninety-Two Million (92,000,000) shares, consisting of Two Million (2,000,000) shares of Preferred Stock with a par value of One Cent ($.01) per share and Ninety Million (90,000,000) shares of Common Stock with a par value of One Cent ($.01) per share.

This amendment requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSED
AMENDMENT TO OUR CERTIFICATE OF INCORPORATION.

PROPOSAL 3. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accountant for the year 2008 and requests that stockholders confirm such appointment. Ernst & Young audited our consolidated financial statements and management’s report on internal control over financial reporting for 2007. Representatives of Ernst & Young will be present at the annual meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions by stockholders. If our stockholders do not confirm Ernst & Young as our independent registered public accountant, the Audit Committee will reconsider the appointment of our independent registered public accountant.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CONFIRM THE APPOINTMENT OF
ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR 2008.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors

Our Board of Directors has four regularly scheduled meetings per year. These meetings are usually held in our headquarters in Cleveland, Ohio. The Board met nine times in 2007. Directors are expected to attend Board meetings, our annual stockholders’ meeting, and the meetings of the committees on which he or she serves. During 2007, each director attended at least 75% of the meetings of the Board and those committees on which he or she served. Each director attended our annual meeting of stockholders held in May 2007 except for Mr. Ulsh. When Mr. Ulsh was appointed to the Board in February 2007, we were aware that he had a previously scheduled commitment on the day of the annual meeting.

Our independent directors meet in executive session during each Board meeting. Our lead independent director, Richard W. Blackburn, presides at those executive sessions.

Director Independence

In addition to the independence criteria under the NYSE listing standards, our Board of Directors has adopted additional standards to determine director independence. These standards are located in our CG Principles for Board of Directors, which can be found in the “Corporate Governance” portion of our website (www.omgi.com).

The Board has affirmatively determined that Richard W. Blackburn, Steven J. Demetriou, Katharine L. Plourde, David L. Pugh, William J. Reidy and Gordon A. Ulsh meet these standards of independence. In assessing Ms. Plourde’s independence, the Board considered her position as a director of one of our suppliers, Pall Corporation. The Board determined that the supply relationship between Pall and us did not impact Ms. Plourde’s independence or affect her ability to exercise independent judgment as our director. In assessing Mr. Reidy’s independence, the Board considered that Mr. Reidy’s daughter is employed by PricewaterhouseCoopers, which provides some of our internal audit and global tax services. Mr. Reidy’s daughter has had no involvement in our account and the Board determined that the relationship did not impact Mr. Reidy’s independence or affect his ability to exercise independent judgment as our director. In assessing Mr. Demetriou’s independence, the Board considered his position as a director of Kraton Polymers, which has an affiliate that is one of our suppliers. The Board also considered Mr. Demetriou’s position as chairman of the board and chief executive officer of Aleris International, Inc., which also is one of our suppliers. The Board determined that the supply relationships did not impact Mr. Demetriou’s independence or affect his ability to exercise independent judgment as our director.

Board Committees

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee, each composed solely of independent directors as defined by the NYSE listing standards and our corporate governance principles. Each Committee has a charter that can be found in the “Corporate Governance” portion of our website (www.omgi.com).

The Audit Committee, currently composed of Ms. Plourde and Messrs. Blackburn, Reidy and Ulsh, met nine times in 2007. Mr. Reidy is the committee chairman. The Audit Committee is responsible for:

•	appointing our independent auditors and monitoring our financial reporting process and internal control system;

•	reviewing and approving in advance any nonaudit services provided by the independent auditor;

•	overseeing the internal audit and risk management functions; and

•	recording, reviewing and resolving as appropriate concerns reported to us regarding accounting, auditing matters or suspected fraud.

In performing its functions, the Audit Committee acts in an oversight capacity for our management processes and systems, internal control structure, financial reporting and risk management. It is not responsible for preparing or assuring the accuracy of our financial statements or filings, or conducting audits of financial statements. The Board has determined that each member of the Audit Committee is “independent” as defined by Rule 10A-3 of the Securities Exchange Act of 1934. The Board also has determined that each Audit Committee member is financially literate and has designated Mr. Reidy and Ms. Plourde as the Audit Committee financial experts. The Audit Committee’s report can be found under “Report of the Audit Committee” in this proxy statement.

The Nominating and Governance Committee, currently composed of Ms. Plourde and Messrs. Demetriou, Pugh and Reidy, met four times in 2007. Ms. Plourde is the committee chair. The Nominating and Governance Committee is responsible for:

•	recommending to the Board corporate governance principles;

•	overseeing adherence to the corporate governance principles adopted by the Board;

•	recommending to the Board criteria and qualifications for new Board members;

•	recommending to the Board nominees for appointment or election as directors;

•	recommending to the Board the establishment of committees; and

•	recommending to the Board the composition and the chairs of each committee.

The process followed by the Nominating and Governance Committee for selecting and nominating directors is explained below under “Process for Selecting and Nominating Directors.”

The Compensation Committee, currently composed of Messrs. Blackburn, Demetriou, Pugh and Ulsh, met five times in 2007. Mr. Demetriou is the committee chairman. The Compensation Committee is responsible for:

•	considering and authorizing the compensation philosophy for our personnel;

•	reviewing and evaluating the chief executive officer’s performance in light of corporate goals and objectives and, together with any outside directors not on the Compensation Committee, setting the chief executive officer’s compensation and approving perquisites;

•	reviewing and authorizing rates of compensation for other executive officers;

•	designating those employees and non-employee directors who will receive awards under our incentive compensation plans, together with the type and size of such grants;

•	determining the bonus levels for key executives and middle management employees under our bonus program; and

•	participating in the analysis of our executive compensation programs as described under “Compensation Discussion and Analysis” in this proxy statement.

Each member of the Compensation Committee qualifies as a “non-employee director” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, an “outside director” under Section 162(m) of the Internal Revenue Code, and an “independent director” as such term is defined in the NYSE listing standards and under our corporate governance principles. The Compensation Committee has issued a report regarding the “Compensation Discussion and Analysis” portion of this proxy statement, which report can be found immediately following “Executive Compensation” in this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of our directors who served on the Compensation Committee during 2007 was a current or former officer or an employee of ours or had any relationship with us that would be required to be disclosed by us under applicable related party requirements. There are no interlocking relationships between our executive officers or directors and the board or compensation committee of another entity.

Process for Selecting and Nominating Directors

In its role as the nominating body for the Board, the Nominating and Governance Committee reviews the credentials of potential director candidates (including potential candidates recommended by stockholders, current directors or management) and conducts interviews and makes formal recommendations to the Board for the annual and any interim election of directors. In making its recommendations, the Nominating and Governance Committee considers a variety of factors, including skills, diversity, experience with business and other organizations of comparable size, the interplay of the candidate’s experience with the familiarity and background of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board, and such other factors as it deems appropriate and in the best interests of us and our stockholders. In addition, the Nominating and Governance Committee has established the following minimum criteria for Board membership. Director candidates must have demonstrated integrity and ethics both personally and professionally and have a record of professional accomplishment. Each candidate must be objective, inquisitive, practical, and possess mature judgment, as well as be prepared to represent the long-term interests of all our stockholders. Directors are required to fully participate in Board and committee meetings. Each candidate should not serve on more than three public company boards (including ours) and should not be an executive of a company on which one of our executives is a board member. Further, each candidate (or immediate family member, affiliate or associate) shall not have any material personal, financial or professional interest in any present or potential competitor of ours. Pursuant to our director retirement policy, each director must resign from our Board upon their 72nd birthday or, in the discretion of the Board, prior to the next annual meeting of our stockholders.

As part of the settlement of the shareholder derivative lawsuits that were brought in connection with the decline in our stock price after the third-quarter 2002 earnings announcement, we have established a procedure for the appointment of two stockholder-nominated directors. Under that procedure, a designee appointed by the derivative plaintiffs may work in coordination with our chairman or lead independent director to identify potential director candidates. The derivative plaintiffs’ designee did not choose to assist in identifying director nominees in connection with this annual meeting.

The Nominating and Governance Committee will consider candidates for director who are recommended by stockholders. Stockholder recommendations should be submitted in writing to: Chair of the Nominating and Governance Committee, OM Group, Inc., 1500 Key Tower, 127 Public Square, Cleveland, Ohio 44114-1221 USA. The recommendation letter shall include the candidate’s name, age, business address, residence address, and principal occupation, as well as the number of shares of our common stock owned by the candidate. The recommendation letter should provide all of the information that would need to be disclosed in the solicitation of proxies for the election of directors under federal securities laws. Finally, the stockholder should also submit the recommended candidate’s written consent to be elected and commitment to serve if elected. The Nominating and Governance Committee may also require a candidate to furnish additional information regarding his or her eligibility and qualifications. A complete copy of our Policies and Procedures for Stockholders to Propose Candidates for Directors is available by writing to our Nominating and Governance Committee Chair.

Communications with the Board

You may contact the Board, the lead independent director or the independent directors as a group by sending a letter marked “Confidential” and addressed to Lead Independent Director, OM Group, Inc., c/o Valerie Gentile Sachs, Secretary, 127 Public Square, 1500 Key Tower, Cleveland, Ohio 44114-1221 USA.

Code of Ethics and Corporate Governance Principles

Our Code of Ethics applies to all of our employees, including our chief executive officer, our chief financial officer and our controller. The Code of Ethics, our corporate governance principles and all committee charters are posted in the Corporate Governance portion of our website (www.omgi.com). A copy of any of these documents is available in print free of charge to any stockholder who requests a copy by writing to OM Group, Inc., 127 Public Square, 1500 Key Tower, Cleveland, Ohio 44114-1221 USA, Attention: Troy Dewar, Director of Investor Relations.

Certain Relationships and Related Transactions

There were no transactions between us and our officers, directors or any person related to our officers or directors, or with any holder of more than 5% of our common stock, either during 2007 or up to the date of this proxy statement.

We review all transactions between us and any of our officers and directors. Our Code of Ethics, which applies to all employees, emphasizes the importance of avoiding situations or transactions in which personal interests interfere with the best interests of us or our stockholders. In addition, our corporate governance principles include procedures for discussing and assessing relationships, including business, financial, familial and nonprofit, among us and our officers and directors. The Board reviews any transaction with a director to determine, on a case-by-case basis, whether a conflict of interest exists. The Board ensures that all directors voting on such a matter have no interest in the matter and discusses the transaction with counsel as necessary. The Board has delegated the task of discussing, reviewing and approving transactions between us and any of our officers to the Audit Committee.

SECURITY OWNERSHIP OF DIRECTORS,
EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning the number of shares of our common stock beneficially owned by our current directors, the named executive officers included in the summary compensation table in this proxy statement, and all our directors and executive officers as a group as of January 31, 2008. As of that date, Mr. Scaminace beneficially owned approximately 1.5% of our outstanding shares of common stock and all directors and executive officers as a group beneficially owned approximately 2.1% of our outstanding shares of common stock.

The totals shown below for each person and for the group include shares held personally and shares acquirable within 60 days of January 31, 2008 by the exercise of stock options granted under our equity compensation plans. Each person has sole voting and investment power with respect to all shares shown.

Amount and Nature of Beneficial Ownership
as of January 31, 2008

	Direct or Indirect
Name of Beneficial Owner	Ownership	Exercisable Options	Total

Richard W. Blackburn	2,632	—	2,632
Steven J. Demetriou	632	—	632
Stephen D. Dunmead	19,850	43,167	63,017
Greg Griffith	11,925	9,317	21,242
Kenneth Haber	20,056	7,167	27,223
Katharine L. Plourde	1,632	2,700	4,332
David L. Pugh	5,618	—	5,618
William J. Reidy	632	3,220	3,852
Valerie Gentile Sachs	19,733	23,834	43,567
Joseph M. Scaminace	238,894	225,297	464,191
Gordon A. Ulsh	551	—	551
Marcus P. Bak	—	—	—
All directors and executive officers as a group (consisting of 11 persons)	322,155	314,702	636,857

The following table sets forth information concerning each person known to us to be the beneficial owner of more than 5% of our outstanding common stock as of December 31, 2007, which is the latest date for which we know such information.

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class

FMR LLC	9,562,865	15%
82 Devonshire Street Boston, Massachusetts 02109(1)
S.A.C. Capital Advisors, LLC	2,557,000	8.4%
72 Cummings Point Road Stamford, Connecticut 06902(2)
Barclays Global Investors, NA	1,725,803	5.67%
45 Fremont Street San Francisco, California 94105(3)

(1)	Information regarding share ownership was obtained from the Schedule 13G/A filed jointly on January 9, 2008 by FMR LLC (the successor of FMR Corp.), Edward C. Johnson 3d, Fidelity Management & Research Company (“Fidelity”), Fidelity Growth Company Fund and Fidelity Low Priced Stock Fund. Fidelity, a wholly-owned subsidiary of FMR LLC, is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 and is the beneficial owner of 4,562,865 shares or 15% of our common stock outstanding as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Growth Company Fund, amounted to 1,560,000 shares or 5.128% of our common stock outstanding. Each of Fidelity, Fidelity Growth Fund and Fidelity Growth Company Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 2,500,000 shares or 8.219% of our common stock outstanding. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the Funds each has sole power to dispose of the 4,562,865 shares owned by the Funds. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Class B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the Funds, each has dispositive power over 4,562,865 shares owned by the Funds.

(2)	Information regarding share ownership was obtained from the Schedule 13G/A filed jointly on February 14, 2008 by S.A.C. Capital Advisors, LLC; S.A.C. Capital Management, LLC; CR Intrinsic Investors, LLC; CR Intrinsic Investments, LLC and Steven A. Cohen. S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC are the beneficial owners of 1,027,000 shares or 3.4% of our outstanding common stock held by S.A.C. Capital Associates, LLC and S.A.C. Select Fund, LLC as the result of being the investment advisers to such entities and having shared voting and dispositive power as to such shares. CR Intrinsic Investors, LLC is an investment adviser for CR Intrinsic Investments, LLC and is the beneficial owner of 1,530,000 shares or 5.0% of our outstanding common stock as the result of having shared voting and dispositive power as to such shares, that are beneficially held by CR Intrinsic Investments, LLC, which also shares voting and dispositive power as to the shares. Mr. Cohen controls each of S.A.C. Capital Advisors, LLC; S.A.C. Capital Management, LLC and CR Intrinsic Investors, LLC. As a result, Mr. Cohen may be deemed to be the beneficial owner of the total of 2,557,000 shares or 8.4% of our outstanding common stock that is described above. The principal business office of S.A.C. Capital Advisors, LLC; CR Intrinsic Investors, LLC and Mr. Cohen is located at 72 Cummings Point Road, Stamford, Connecticut 06902; the principal business office of S.A.C. Capital Management, LLC is located at 540 Madison Avenue, New York, New York 10022; and the principal office of CR Intrinsic Investments, LLC is Box 174, Mitchell House, The Valley, Anguilla, British West Indies.

(3)	Information regarding share ownership was obtained from the Schedule 13G filed jointly on February 6, 2008 by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investor, LTD, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG. Barclays Global Investors, NA has an aggregate beneficial ownership of 751,546 of the shares listed above representing 2.47% of our common stock outstanding, with sole voting power with respect to 641,209 shares and sole dispositive power with respect to 751,546 shares. Barclays Global Fund Advisors, an investment adviser registered under the Investment Advisers Act of 1940, located at the above-listed address, has an aggregate beneficial ownership of 943,135 of the shares listed above representing 3.10% of our common stock outstanding, with sole voting power with respect to 692,380 shares and sole dispositive power with respect to 943,135 shares. Barclays Global Investors, LTD, located at Murray House, 1 Royal Mint Court, London, EC3N 4HH, England, a bank as defined by the Securities Exchange Act of 1934, has an aggregate beneficial ownership of 31,122 of the shares listed above representing 0.10% of our common stock outstanding, with sole dispositive power with respect to the 31,122 shares. Each of Barclays Global Investors Japan Trust and Banking Company Limited, a bank as defined by the Securities Exchange Act of 1934, located at Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan; Barclays Global Investors Japan Limited, an investment adviser registered under the Investment Advisers Act of 1940, located at Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan; Barclays Global Investors Canada Limited, an investment adviser registered under the Investment Advisers Act of 1940, located at Suite 2500, P.O. Box 614, Toronto, Ontario M5J 2S1 Canada; Barclays Global Investors Australia Limited, an investment adviser registered under the Investment Advisers Act of 1940, located at Level 43, Grosvenor Place, 225 George Street, P. O. Box N43, Sydney, Australia NSW 1220; and Barclays Global Investors (Deutschland) AG, an investment adviser registered under the Investment advisers Act of 1940, located at Apianstrasse 6, Unterfohring D-85774, Germany, has no beneficial ownership of the shares listed above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the following aspects of our compensation system as it applies to our executives:

•	Our compensation philosophy and objectives;

•	The means we employ to achieve our compensation objectives, including the establishment of targeted total direct compensation and the mix of different types of compensation;

•	The elements of compensation that are included within total direct compensation, as well as other compensation elements available to our executives; and

•	The reasons we have elected to pay these elements of compensation to achieve our compensation objectives and how we determine the amount of each element.

Compensation Philosophy and Objectives

We have established an articulated compensation philosophy with the following primary objectives:

•	Attract, retain, motivate and develop highly-qualified executives;

•	Provide compensation that is competitive with our peers and defined marketplace;

•	Recognize and reward strong individual performance, on both an annual and long-term basis and in a fashion that aligns the interests of executives with those of our stockholders;

•	Connect our business results and the compensation of executives; and

•	Balance the cost of executive compensation with the targeted goals to be achieved.

Means of Achieving Our Compensation Objectives

Targeted Total Direct Compensation

Our primary focus in compensating executives is “targeted total direct compensation,” which is comprised of base salary, annual bonus and the estimated value of long-term stock-based incentives.

In order to establish targeted total direct compensation for our senior management, we collected competitive data for base salaries, annual bonuses and long-term stock-based incentive awards. Because our market for executive talent is national, competitive data reflected the compensation of executives at companies of comparable size and complexity on a nationwide basis. In addition, the information collected related to both metal companies and specialty chemical companies, since there were no companies operating at the beginning of 2007 in both of our business segments at that time, nickel and cobalt-based specialty chemicals. Most of the companies reviewed were publicly traded in the United States and had annual sales that ranged from approximately one-half to twice our sales for 2007, a range that we find acceptable for officer compensation comparisons. While the group includes some companies outside this range, the majority of companies fall within these guidelines. The median company in the group has sales comparable to ours. The companies comprising the group reviewed are:

Commercial Metals Company	Oregon Steel Mills, Inc.	PolyOne Corporation
AK Steel Holding Corporation	Gibraltar Industries, Inc.	Georgia Gulf Corporation
Precision Castparts Corp.	Century Aluminum Company	FMC Corporation
Allegheny Technologies Incorporated	Kaiser Aluminum Corporation	Cabot Corporation
Reliance Steel & Aluminum Co.	Steel Technologies Inc.	Albemarle Corporation
IPSCO Inc.	Tredegar Corporation	Hercules Incorporated
Worthington Industries Inc.	Olympic Steel Inc.	Ferro Corporation
Harsco Corporation	Wolverine Tube, Inc.	H.B. Fuller Company
Olin Corporation	Titanium Metals Corporation	A. Schulman Inc.
Steel Dynamics, Inc.	The Lubrizol Corporation	Spartech Corporation
Quanex Corporation	RPM International Inc.	Arch Chemicals, Inc.
Cleveland-Cliffs Inc.	Chemtura Corporation	Kronos Worldwide, Inc.
Mueller Industries, Inc.	Cytec Industries Inc.	Minerals Technologies Inc.
Carpenter Technology Corporation	Solutia Inc.	GrafTech International Ltd.
Chaparral Steel Company	Valspar Corporation	OMNOVA Solutions Inc.
Wheeling Pittsburgh Steel Corporation	W.R. Grace & Co.	MacDermid Incorporated

In addition to data derived from the public documents of peer companies, we review data obtained from nationally recognized compensation surveys for a broad range of companies of comparable size and similar revenues. This additional information helps confirm peer results and represents the broader market in which we compete for senior executives.

We used this competitive data as a benchmark for analyzing the targeted total direct compensation for each executive position. In addition, we took into consideration the facts that our chief executive officer and our general counsel were hired in 2005 and our chief financial officer was hired in early 2006, and that each of them had agreed upon individual competitive compensation packages at the times of hire. For our senior executives, we established targeted total direct compensation for 2007 following a review of competitive data, commitments made to them upon hiring and their actual responsibilities without regard to titles. The amounts established approximate the applicable market medians, except as explained below regarding our chief executive officer. We believe an approximate market median result is appropriate for our executives because we expected to achieve at least median performance and that result balances the cost of the compensation program with the expected performance.

While we target total direct compensation at the market median, an executive’s actual total direct compensation could vary significantly depending upon the relationship between our actual performance and target results. If our results are well above target performance, executives have the opportunity to earn compensation that is well above the relevant market median. Conversely, executives may earn compensation that is well below the relevant market median if our performance is well below target levels.

The exception to this market median result is our chief executive officer. His targeted total direct compensation level generally is in the competitive top quartile. This reflects his recruitment in 2005 and his resulting employment agreement with us. His base salary, annual bonus and target stock-based compensation levels were required to attract him to us. They were also intended to replace the opportunities he received as president and chief operating officer of The Sherwin-Williams Company, a company that was several times larger than us. Our chief executive officer’s recruitment package reflected our board’s desire to retain a person with significant operational expertise and a reputation for integrity who had the leadership skills to lead our business transformation. Our chief executive officer’s target total direct compensation for 2007 was derived from his initial compensation levels established at the time of his employment with us in 2005.

In early 2008, we created a new group of peer companies for purposes of executive compensation comparisons. We did so in light of the ongoing strategic transformation of our business, which thus far has included the sale in March 2007 of our nickel business and our subsequent business acquisitions. This new group of peer companies, which is more consistent with the nature of our current businesses and our overall size than the prior grouping, was used as a benchmark for analyzing executive compensation to be paid in 2008. The companies comprising this new peer group are:

RPM International Inc.	Rockwood Holdings, Inc.	NewMarket Corporation
Cytec Industries Inc.	W.R. Grace & Co.	Sterling Chemicals, Inc.
Valspar Corporation	PolyOne Corporation	MacDermid Incorporated
Cabot Corporation	Hercules Incorporated	Kronos Worldwide, Inc.
Albemarle Corporation	Ferro Corporation	Hexcel Corporation
H.B. Fuller Company	Arch Chemicals, Inc.	Quaker Chemical Corporation
A. Schulman Inc.	Tronox Incorporated	GrafTech International Ltd.

Compensation Mix

We compensate our executives through a combination of base salary, annual bonus and long-term stock-based incentive awards. We balance the targeted total direct compensation of our executives among fixed and variable compensation, short- and long-term compensation, and cash as well as stock-based compensation. The satisfaction of performance targets is part of the determination of an executive’s annual bonus and long-term incentive compensation.

The amount of targeted total direct compensation of executives is allocated among the various types of compensation in a manner designed to achieve our overall compensation objectives. Our resulting targeted compensation mix for the various executive levels for 2007 was approximately as follows:

		Annual Target	Long-Term Stock-
Executive Position	Base Salary	Bonus	Based Awards

Chief Executive Officer	30%	30%	40%
Chief Financial Officer	40%	25%	35%
Executive Level Vice Presidents*	43%	22%	35%
Other Vice Presidents and equivalents*	48%	24%	28%

*	Actual percentages vary among our executive level vice presidents and the other vice presidents and equivalent positions because base salaries vary for individuals within these categories and bonuses are based upon a percentage of base salary.

The total direct compensation earned in 2007 by our named executive officers is set forth below under “Elements of Direct Compensation — 2007 Actual Total Direct Compensation.”

Elements of Direct Compensation

Base Salary

We use base salaries to provide a predictable level of current income. Our base salaries are designed to assist in attracting and retaining qualified executives. The amount of each executive’s annual base salary is based on that executive’s position, responsibilities, skills and experience, individual performance and the salaries of executives in comparable positions and responsibilities at peer companies. It may also reflect an executive’s compensation level prior to joining us. In addition, since there also is competition for executives on a local basis across varying industries, we also review local conditions to confirm the competitiveness of our base salaries. When establishing base salaries for our executives, we do not take into account any awards previously made, including the results of equity-based awards under our long-term incentive plans. In the case of the chief executive officer, the compensation committee assesses his performance and determines his base salary level. For other executives, our chief executive officer assesses their performance and makes recommendations of base salary levels for consideration by the compensation committee.

A number of our senior executives have joined us recently and have base salaries that are derived from amounts agreed upon at the time of commencement of their employment. For Mr. Scaminace, our chief executive officer, we agreed to a base salary at the time of his employment in mid-2005 that took into consideration his compensation at The Sherwin-Williams Company, where he had been the president and chief operating officer, as well as his operational expertise, integrity and leadership skills. In early 2008, Mr. Scaminace’s annual base salary was increased to $917,600, based upon his achievement of performance goals and objectives established at the beginning of 2007, including the achievement of certain financial targets and refinement and execution of the strategic plan, as well as a review of the base salary levels for chief executive officers of companies within our peer group. Mr. Scaminace’s employment agreement with us has a term ending on May 31, 2008.

Similarly, the 2007 base salaries of Mr. Haber, who became chief financial officer in March 2006, and Ms. Sachs, who joined us as general counsel in September 2005, were derived from the base salaries agreed upon at the respective times of hire. Their initial base salaries took into consideration their respective compensation at previous employers and the requirements of their respective positions with us. In early 2008, the annual base salaries of Mr. Haber and Ms. Sachs were increased to $354,270 and $350,896, respectively, based upon an assessment of their individual skills and competencies, including their respective level of achievement of specific objectives that were established at the beginning of 2007 relating to their operational responsibilities, and upon increases in the base salary level for executives in those positions with companies within our peer group.

Mr. Dunmead, who is the general manager of our Specialties business segments, had a base salary for 2007 that was set early in 2007, based on a determination of the requirements of his position, his skills and experience, and his performance in 2006. In early 2008, Mr. Dunmead’s base salary was increased to $375,170, based upon an assessment of his individual skills and competencies, including his level of achievement of specific objectives that were established at the beginning of 2007 relating to his operational responsibilities, and upon increases in the base salary level for executives in similar positions with companies within our peer group.

Mr. Griffith, who is our vice president of strategic planning, development and investor relations, had a base salary for 2007 that was set early in 2007, based on a determination of the requirements of his position, his skills and experience, and his performance in 2006. In early 2008, Mr. Griffith’s base salary was increased to $270,400, based upon an assessment of his individual skills and competencies, including his level of achievement of specific objectives that were established at the beginning of 2007 relating to his operational responsibilities, and upon increases in the base salary level for executives in similar positions with companies within our peer group.

Mr. Bak was the vice president and general manager of our nickel business, which we sold to a third party on March 1, 2007. Mr. Bak’s employment with us terminated on March 31, 2007, and his base salary during 2007 remained at the same rate as his 2006 base salary. In connection with the sale of the nickel business, we paid Mr. Bak a retention bonus and agreed to make certain severance and other payments, which are described under “Potential Payments upon Termination or Change in Control — Payments to Mr. Bak in connection with the Sale of the Nickel Business” in this proxy statement.

Annual Bonus

We maintain an annual bonus program to provide employees, including executives, with the opportunity to be rewarded based upon our financial performance above established goals. Our annual bonus program is intended to provide incentives for executives to endeavor to achieve targeted annual goals and receive rewards when those goals are met or exceeded. When combined with base salaries, annual bonus opportunities for our executives generally are set to provide competitive total cash compensation when target performance goals are met.

Under our annual bonus program, an overall bonus pool is funded based upon corporate results as measured by our consolidated operating profit. We selected this measure because of its direct correlation with the interests of our stockholders — to drive consistency in our profit performance. We calculate operating profit by deducting from our net sales the cost of products sold (including depreciation and amortization) and selling, general and administrative expenses of our total business. The overall bonus pool may be funded at a threshold level, a target level or a maximum level, depending upon our actual performance. These levels are designed to reflect operating profit that range from an acceptable return to stockholders (threshold), to a more demanding but achievable result (target) and finally to a stretch objective that normally would be achieved only periodically (maximum). Under the annual bonus program, all bonuses are calculated on a linear basis between these threshold and maximum levels. No bonuses are paid if our operating profit is not at least at the established threshold level, and no additional bonuses are earned if our operating profit exceeds the established maximum level.

For our 2007 bonus plan, we established the following operating profit objectives: threshold of $      million, target of $      million and maximum of $      million. The target objective was based upon our budgeted operating profit for 2007 (excluding discontinued operations) and the threshold and maximum objectives were set to reflect potential variances from our budgeted operating profit taking into account historical volatility of operating results. Bonuses are self-funded in the sense that the threshold, target and maximum operating profit objectives are net of the aggregate amount that would be payable as bonuses at each level. Our actual operating profit for 2007 (excluding discontinued operations) was $      million and thus the overall bonus pool for 2007 was funded at the maximum level. In 2007, our business model was primarily based on commodity metal pricing, which experienced significant price volatility during 2007. This volatility resulted in exceptional and unpredictable earnings for the year. However, under the terms of the program, no additional executive bonuses were earned as a result of our 2007 operating profit being in excess of the $      million maximum established by the Compensation Committee.

Annual bonuses are paid in cash based upon varying factors established for each executive level. As more fully described below, some executive bonuses are based upon corporate performance, some are based upon a combination of corporate performance and satisfaction of individual goals, and some are based upon a combination of corporate performance, satisfaction of business segment or unit goals, and satisfaction of individual goals. These factors are weighted and based upon specific bonus opportunities that are established for various executive levels as described below. We selected these weightings and bonus opportunities based upon competitive criteria and after obtaining the advice of our human resources consultant, and they also reflect our subjective determination of appropriate threshold, target and maximum goals. Our chief executive officer has the discretion to recognize extraordinary individual contributions separately from application of the applicable objective factors and pay individuals who are not executive officers at above the levels described. In addition, notwithstanding the performance criteria established for bonuses, the Compensation Committee reviews the proposed bonus compensation for our executives following the availability of operating profit information for a completed year and in light of the individual performance reviews for executives eligible to receive bonuses, and it has the authority to exercise discretion in approving the amount of any bonus.

For 2007, the sole performance criteria for Mr. Scaminace was operating profit. We established the target bonus level for Mr. Scaminace in a fashion that implemented our approach of balancing compensation among fixed and variable compensation, short- and long- term compensation and cash as well as stock-based compensation. In addition, his target and maximum bonus levels have been established in a fashion that is consistent with the compensation levels we negotiated to attract Mr. Scaminace as our chief executive officer.

For senior executives who do not have responsibility for a business operation, 80% of their annual bonus opportunity is based on operating profit and 20% is based on individual objectives determined at the start of each year. Their respective bonus opportunities were established to implement our approach described above to balance the mix of compensation. Mr. Haber, Ms. Sachs and Mr. Griffith are included in this group of senior executives for 2007.

For senior executives with responsibility for a business segment or unit, their performance goals are weighted toward the operational performance of the business segment or unit that they influence. We believe this increases the effectiveness of our bonus program because it rewards individuals for results that they have some immediate ability to control and influence. For these executives, 40-80% of their bonus is based upon operating profit, up to 40% is based upon their respective business segment or unit performance and 20% is based upon their individual objectives determined at the start of each year. Their respective bonus opportunities were established to implement our approach described above to balance the mix of compensation. Mr. Dunmead is included in this group of senior executives for 2007.

The following table sets forth information regarding the various bonus opportunities that were established for 2007 for named executive officers under our annual bonus program and the actual bonuses earned for 2007 by those executives. No discretion was exercised by either our chief executive officer or our Compensation Committee to modify the amounts of bonuses otherwise earned by these executives.

	2007 Bonus Opportunities						2007 Bonus Actually
	Threshold		Target		Maximum		Earned
	% of Base	Bonus	% of Base	Bonus	% of Base	Bonus	% of Base	Bonus
Executive	Salary	Amount	Salary	Amount	Salary	Amount	Salary	Amount

J. Scaminace	20%	$176,460	100%	$882,300	200%	$1,764,600	200%	$1,764,600	(1)
K. Haber	12%	40,488	60%	202,440	120%	404,880	120%	404,880	(2)
S. Dunmead	10%	36,074	50%	180,370	100%	360,740	95%	342,703	(3)
V. Sachs	10%	33,740	50%	168,700	100%	337,400	99%	334,026	(4)
G. Griffith	10%	26,000	50%	130,000	100%	260,000	100%	260,000	(5)

(1)	Reflects actual operating profit exceeding the maximum target level.

(2)	Reflects actual operating profit exceeding the maximum target level and satisfaction of individual objectives. Mr. Haber’s individual objectives for 2007 included achievement of an increased level of free cash flow and elimination of material weaknesses in our financial reporting systems.

(3)	Reflects actual operating profit and business segment performance for which Mr. Dunmead had responsibility exceeding the applicable maximum target levels and a determination regarding the satisfaction of individual objectives. Mr. Dunmead’s individual objectives for 2007 included achievement of specified production levels at our joint venture operation in the DRC, achievement of improvements at our cobalt refinery in Finland, successful ERP implementation at two of our sites and improved safety performance. Following a review of Mr. Dunmead’s performance, including the recommendation of our chief executive officer, the Compensation Committee determined that Mr. Dunmead had satisfied most but not all of his individual objectives and adjusted his bonus amount as indicated.

(4)	Reflects actual operating profit exceeding the maximum target level and a determination regarding the satisfaction of individual objectives. Ms. Sachs’s individual objectives for 2007 included the further development of our legal department, resolution of certain legal legacy issues (including an informal SEC investigation relating to our restatement, which was resolved in July 2007), monetizing our nickel business and business strategy implementation. Following a review of Ms. Sachs’s performance, including the recommendation of our chief executive officer, the Compensation Committee determined that Ms. Sachs had satisfied most but not all of her individual objectives and adjusted her bonus amount as indicated.

(5)	Reflects actual operating profit exceeding the maximum target level and satisfaction of individual objectives. Mr. Griffith’s individual objectives for 2007 included monetizing our nickel business, playing a leadership role in the further development of our long-term growth strategy and partnering with members of the executive and commercial teams in the execution of that strategy, and extending our messaging to key stakeholders such as stockholders, customers and associates worldwide.

Mr. Bak received a prorated bonus for 2007 of $87,035 under the terms of his retention agreement, as described under “Potential Payments upon Termination or Change in Control — Payments to Mr. Bak in connection with the Sale of the Nickel Business” in this proxy statement.

Recently Modified Annual Bonus Program

In connection with recent amendments made to the contribution formula under our qualified defined contribution plan that is available generally to all of our U.S. employees, we modified our annual bonus program commencing with bonuses for 2008. Under our annual bonus program as modified, each of our U.S. employees, including our senior executives, will be eligible to receive a high-performance bonus up to a maximum of 7.5% of that employee’s base salary and annual bonus (without regard to the high-performance bonus). This high-performance bonus opportunity replaces a portion of the contribution formula under our defined contribution plan that was eliminated effective January 1, 2008. It is intended to provide an additional incentive for our employees to endeavor to achieve the established maximum performance level and have the opportunity to be rewarded when above-target levels are achieved.

The 2008 high-performance bonus for our senior executives will be based upon the achievement of corporate results as measured by our consolidated operating profit for 2008, but only to the extent operating profit exceeds the target performance level established for 2008 for our annual bonus plan, as described above under “Elements of Direct Compensation — Annual Bonus.” The maximum high-performance bonus will be earned only if the maximum performance level is achieved, with the bonus calculated on a linear basis between the target and maximum levels. No high-performance bonuses for 2008 will be paid if our operating profit does not exceed the target level established for 2008 and no high-performance bonuses will be earned on account of operating profit in excess of the established maximum level. All 2008 high-performance bonuses will be paid in cash, except with respect to Mr. Scaminace. He will receive one-half of any earned high-performance bonus in stock options and one-half of such bonus in time-based restricted stock with a vesting period of one year. We determined that any high-performance bonus earned by Mr. Scaminace should be paid in stock options and restricted stock rather than in cash in order to more effectively reinforce the focus upon the importance of long-term results and to implement our approach of having a larger portion of Mr. Scaminace’s compensation be stock-based compensation based upon our corporate results.

Long-Term Stock-Based Compensation

We have determined that a combination of stock options, time-based restricted stock and performance-based restricted stock provides a package of incentive compensation that most effectively motivates executives, reinforces the need for strong long-term financial results, continues to align the interests of our executives with the interests of our stockholders, builds executive stock ownership among a new management team, retains executives in a cyclical business engaged in a significant transformation and balances the cost of the incentives with the targeted results. We have established targeted long-term stock-based compensation opportunities by salary range for senior management based upon executive position and competitive market information. The target is expressed as a monetary value that is derived from a percentage of an executive’s base salary and is intended to equal median levels for executives in comparable positions at similar size companies and peer organizations. The targeted long-term stock-based compensation value is balanced among stock options (50%), time-based restricted stock (20%) and performance-based restricted stock (30%). The stock options are designed to maintain a strong tie between the interests of our executives and our stockholders because options produce rewards to executives only if our stock price increases. Time-based restricted stock is designed to retain the management team and build equity ownership among the executives in accordance with our equity ownership guidelines. Performance-based restricted stock is designed to provide incentives and rewards for achieving specified longer-term financial results as well as increasing our common stock price. The mix between reward elements emphasizes performance rewards (80% of the total delivered as options and performance-based restricted stock) more than service-based rewards (20% in the form of time-based restricted stock). Moreover, it strikes what we consider a reasonable balance between stock price appreciation awards (50% of the total as options) and those based on sustained long-term financial results (30% as performance-based restricted stock).

The Compensation Committee also grants awards under our long-term incentive compensation plans to employees who are not included in our senior executive group. Awards to these participants historically have been in the form of stock options. For tax reasons, awards made to executives and other participants who are not U.S. residents generally are made in the form of stock options.

In 2007, we established target grant guidelines for each element for each executive. They were based on several factors, including our historical stock price performance, the estimated present value associated with each award element, an executive’s relative level of responsibility, the monetary value of an executive’s target long-term stock-based compensation and the targeted mix of long-term incentive opportunities. Target grants are generally awarded to all eligible participants, although the chief executive officer may make recommendations to the Compensation Committee to adjust an individual’s awards based on the individual’s performance, responsibilities or involvement in strategic initiatives. This discretion was not exercised for 2007, except with respect to the special recognition bonuses described below under “Other Compensation Elements — Special Recognition Bonus.”

To reinforce the commitment to long-term results and retain executives, our long-term awards fully vest in three years. Our stock options become exercisable in equal increments over a three-year period. Time-based restricted stock awards vest three years after their grant date. Performance-based restricted stock awards are earned only upon satisfaction of performance targets relating to a three-year performance period. No performance-based restricted stock awards were granted subject to performance for the three-year period ended December 31, 2007.

We award performance-based restricted stock at the maximum value, which is double the target value, shortly after the start of each performance period. In order for performance-based restricted stock to be earned, we must achieve specified performance goals for the three-year performance period covered by the award. We established two performance criteria for the performance-based restricted stock awards made in 2007: total operating profit and average return on net assets, in each case for the three-year period ending on December 31, 2009. Both of these measures are based on consolidated results, with no weights given to business unit or individual performance. This approach emphasizes the need for our senior executives to focus on the overall company performance that will ultimately create value for stockholders. We believe that these measures are important in terms of achieving desired profitability and effectively managing our assets, key financial measures of our long-term success. These performance criteria are weighted equally and each will determine vesting of up to 50% of the total performance-based restricted shares. Based on our actual operating profit over the three-year performance period, between 0% and 50% of the total performance-based restricted shares will vest. Based on our actual return on net assets over the three-year performance period, between 0% and 50% of the total performance-based restricted shares will vest. No shares will be earned if total operating profit for the three-year period is not above the established threshold level, regardless of the average return on net assets for the period. Shares will be earned on a linear basis between the established threshold and maximum levels. These performance criteria are among those approved by our stockholders, with the result that we expect the value of any earned performance-based restricted stock to be tax-deductible by us.

Our established performance levels are designed to reflect reasonable performance that would be minimally acceptable to stockholders and achieved fairly frequently (threshold), performance that is more demanding and should be achieved approximately one-half of the time (target), and outstanding performance that would be met relatively infrequently (maximum). However, our business historically has been and currently remains significantly exposed to metal price volatility, which has caused material variations in our results from year to year. This reality must be taken into account when considering the likelihood of achieving established performance measures during a future three-year performance period. In addition, the recent sale of our nickel business and our related strategic transformation plan make any prediction of such likelihood even more uncertain as regards performance periods that include future years.

Named executive officers received the following equity-based awards for 2007:

		Performance-Based	Time-Based Restricted
Executive	Stock Options	Restricted Stock(1)	Stock

J. Scaminace	45,250	27,400	7,400
K. Haber	11,000	8,306(2)	2,000
S. Dunmead	11,000	8,100(2)	2,000
V. Sachs	11,000	7,983(2)	2,000
G. Griffith	8,000	5,865(2)	1,440

(1)	Maximum award. Target awards are shown below under “Summary Compensation Table — Grants of Plan-Based Awards in 2007.”

(2)	Includes restricted stock awarded as part of special recognition bonuses, as described below under “Other Compensation Elements — Special Recognition Bonus.”

In establishing award levels, we have available for consideration all information we believe is relevant to the compensation of our executives, including information contained on “tally sheets” reviewed by our Compensation Committee. This information is intended to reflect the value of an executive’s overall compensation, including base salary, bonus, long-term incentive awards, other annual compensation information such as health, welfare and retirement benefits, compensation previously paid, and prior stock-based awards. In addition, the Compensation Committee has available for review information regarding equity ownership levels and change-in-control and severance payment opportunities applicable to our executives. Our primary focus is to retain executives in light of prevailing competitive conditions and to motivate executives in ways that support our strategic direction. Accordingly, we will take into account such equity ownership, prior compensation, stock-based award opportunities and other compensation opportunities only if we believe it would be consistent with our corporate interests. For example, when establishing equity award levels in 2007, we considered the effect of the recent rapid increase in the price of our common stock, as well as the relatively high stock price at that time, upon the intended motivational purpose of the awards.

Our current and intended future practice is to make long-term stock-based awards at the first Compensation Committee meeting held following the availability of preliminary financial results for the previous fiscal year and availability of the current year operating plan. This meeting customarily is held in February in conjunction with our regularly scheduled Board meeting, and this practice permits us to consider the preliminary prior-year results and future expectations when making new grants. From time to time, we also may grant awards in connection with new hires and promotions, at the time of those events. We grant stock options only with an exercise price equal to or greater than the market price of our common stock on the grant date. We do not attempt to time the grant of stock-based awards to the release of material nonpublic information. Our practice is to publicly release financial results for completed annual and quarterly periods at approximately the same time we file the required annual or quarterly report with the SEC.

2007 Actual Total Direct Compensation

The table below summarizes the actual total direct compensation earned by named executive officers and the respective percentage that each compensation element bears to each officer’s total direct compensation for 2007. The targeted total direct compensation mix for our various executive levels is set forth above under “Means of Achieving Our Compensation Objectives — Compensation Mix.”

						Long-Term
					Long-Term	Stock-
				Annual	Stock-	Based
		Base Salary	Annual	Bonus	Based	Awards
Executive	Base Salary	Percentage	Bonus(1)	Percentage	Awards(2)	Percentage	Total(3)

J. Scaminace	$882,300	25.57%	$1,764,600	51.15%	$803,040	23.28%	$3,449,940
K. Haber	337,400	35.99%	404,880	43.19%	195,121	20.82%	937,401
S. Dunmead	360,740	40.15%	342,703	38.14%	195,121	21.71%	898,564
V. Sachs	337,400	38.94%	334,026	38.54%	195,121	22.52%	866,547
G. Griffith	260,000	39.19%	260,000	39.19%	143,455	21.62%	663,455

(1)	The amounts in this column reflect amounts paid under our annual bonus program, which is discussed above under “Elements of Direct Compensation — Annual Bonus.”

(2)	The amounts in this column reflect the dollar amount recognized for financial reporting purposes for 2007, in accordance with FAS 123(R), for restricted stock and stock option awards made under our 2007 Incentive Compensation Plan, but does not include amounts from awards granted in prior years under our equity-based incentive plans. Assumptions used in the calculation of the amounts are included in note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The specific equity-based awards received by each of our named executive officers during 2007 are set forth above under “Elements of Direct Compensation — Long-Term Stock-Based Compensation.”

(3)	The amounts in this column do not include the amounts in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and the “All Other Compensation” columns of the Summary Compensation Table in this proxy statement.

Other Compensation Elements

Special Recognition Bonus

On February 7, 2007, the Compensation Committee provided special recognition bonuses to several members of our senior management group. One-half of the bonus was paid in cash in February 2007, and one-half of the bonus was payable in performance-based restricted stock. The performance-based restricted stock is subject to achievement of an established earnings target for our Specialties business segment during any one of the years in the three-year period ending December 31, 2009. The Compensation Committee awarded these bonuses to acknowledge the substantial time and effort spent by each of these individuals in the sale of the nickel business and to motivate these key executives to continue our transformation by growing our Specialties business through organic growth and strategic acquisitions. The bonuses were as follows:

Name	Total Bonus	Cash	Restricted Stock

K. Haber	$195,000	$97,500	1,906 shares
S. Dunmead	174,000	87,000	1,700 shares
V. Sachs	162,000	81,000	1,583 shares
G. Griffith	109,000	54,000	1,065 shares

Perquisites

Subsequent to March 31, 2007, in lieu of receiving any specific perquisites or personal benefits, each of our senior executive officers other than Mr. Scaminace receives an annual payment of $25,000. This annual payment replaced our previously existing practice of providing an annual car allowance and dues for one club for our senior executives. The prorated portion of this annual payment made in 2007, together with the incremental costs of the perquisites provided through March 31, 2007 to our named executive officers, is included in the “All Other Compensation” column of the Summary Compensation Table in this proxy statement. Mr. Scaminace did not receive this annual payment as he did not receive any perquisites under our previously existing practice.

Executives are not permitted to use our corporate jet for personal travel. We have season tickets to Cleveland-based professional basketball, baseball and football games and from time to time have tickets to musical, theatrical, dance and other performing arts events. These tickets are primarily intended to be used to entertain customers and suppliers. On those occasions when tickets are not used for business-related entertainment, they may be used by a wide range of our employees, including our executives, through a lottery process or on an invited basis.

Retirement Plans

Our senior executives participate in our qualified defined contribution plan that is available generally to all of our employees and also participate in our benefit restoration plan, which is a nonqualified “excess” plan available to selected employees with base salaries in excess of certain limits imposed by the Internal Revenue Code for qualified plans ($225,000 for 2007). These plans are designed to encourage savings for retirement, as we do not maintain a defined benefit plan that provides a specified level of income following retirement. Our contributions to these plans for our named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table in this proxy statement. Our benefit restoration plan is discussed below under “Nonqualified Deferred Compensation” in this proxy statement.

Change in Control Agreements and Severance Agreements

We have entered into change in control agreements with all of our senior executives. We believe that the change in control agreements serve to protect us against the loss of key executives in the context of the current uncertainty in our business model and our transformation to a more customer-focused, value-added business. We also have severance agreements with all of our senior executives, which are designed to protect our executives in the context of the rapid rate of strategic change occurring in our business. These agreements are discussed under “Potential Payments upon Termination or Change in Control” in this proxy statement.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation in excess of $1 million in any taxable year paid to the chief executive officer or the three next most highly compensated executive officers (excluding the chief financial officer). However, compensation in excess of $1 million is deductible if it meets the criteria for being “performance based” within the meaning of Section 162(m). Our stock option and performance-based restricted stock awards satisfy the conditions for being “performance based” under Section 162(m). Time-based restricted stock awards and bonuses paid under our annual bonus plan do not currently satisfy the Section 162(m) “performance-based” conditions.

We generally endeavor to award compensation in a manner that satisfies the conditions for tax deductibility. However, we will not necessarily limit executive compensation to amounts deductible under Section 162(m), but rather intend to maintain the flexibility to structure our compensation programs so as to best promote our interests and the interests of our stockholders. For instance, we have established Mr. Scaminace’s targeted total direct compensation at the level described above, even though it may not be fully deductible, because we believe such compensation is appropriate under relevant market conditions and is consistent with the objectives of our executive compensation program as applied to Mr. Scaminace

Summary Compensation Table

Described below is a summary of the provisions of the employment agreements that we have with certain named executive officers and the restricted stock and stock option programs that are part of our compensation strategy, together with a summary of the 2007 and 2006 total compensation of each named executive officer.

Employment Agreements

On May 26, 2005, we entered into an employment agreement with Mr. Scaminace that provides for Mr. Scaminace’s employment as our chief executive officer for a term beginning on June 13, 2005 and continuing until May 31, 2008. Under the terms of his employment agreement, Mr. Scaminace received an initial annual base salary of $850,000 and is eligible for an annual bonus. His employment agreement also provided for the grant of an award of 166,194 shares of our restricted common stock that will vest on May 31, 2008 if Mr. Scaminace remains employed by us on that date. In addition, the agreement provided for the grant of options to purchase 254,996 shares of our common stock, of which options for 80,001 shares vested on May 31, 2006, options for 85,050 shares vested on May 31, 2007 and options for 89,945 shares will vest on May 31, 2008, if Mr. Scaminace remains employed by us on that date. The options that vested in 2006 have an exercise price equal to the market price for common stock on the date of the grant ($24.89 per share) and the options that vested in 2007 have an exercise price of $28.67 per share. The remaining options vesting in 2008 have an exercise price of $33.67 per share.

On September 7, 2005, we entered into an employment agreement with Ms. Sachs that provided for Ms. Sachs’s employment as vice president, general counsel and corporate secretary beginning on September 26, 2005. Under the terms of her employment agreement, Ms. Sachs received an initial annual base salary of $325,000 and is eligible for an annual bonus. Her employment agreement also provided for the grant of options to purchase 50,000 shares of common stock, one-third of which vested on each of September 26, 2006 and 2007, and the remaining one-third of which will vest on September 26, 2008, if Ms. Sachs remains employed by the Company on that date. The options had an exercise price equal to the market price for common stock on the date of the grant ($20.86 per share).

On March 6, 2006, we entered into an employment agreement with Mr. Haber that provided for his employment as our chief financial officer. Under the terms of his employment agreement, Mr. Haber received an initial base salary of $325,000 and is eligible for an annual bonus.

The benefits that Messrs. Scaminace and Haber, Ms. Sachs and the other named executive officers will receive upon a termination of their employment or a change in control are discussed below under “Potential Payments upon Termination and Change in Control.”

Restricted Stock and Stock Option Programs

On February 7, 2007, our Board approved the 2007 Incentive Compensation Plan, which was approved by our stockholders on May 8, 2007. The 2007 Plan superseded and replaced our 1998 Long-Term Incentive Compensation Plan and our 2002 Stock Incentive Plan, both of which terminated upon stockholder approval of the 2007 Plan. The termination of our 1998 Plan and our 2002 Plan did not affect awards outstanding under either plan.

Under the 2007 Plan, the Compensation Committee may grant stock options, stock appreciation rights, restricted stock awards phantom stock and restricted stock unit awards to our employees and our non-employee directors. Prior to May 8, 2007, under our 1998 Plan and our 2002 Plan, we previously awarded stock options to our employees and our directors and time-based and performance-based restricted stock to our employees. Our Compensation Committee administers outstanding awards under all of our plans.

Under these plans, the option exercise price of stock options may not be less than the per share fair market value of our common stock on the grant date. Our historical practice under these plans has been to grant stock options at an exercise price equal to the average of the high and low prices of our common stock on the NYSE on the date the option is granted. As a result, we may grant stock options at an exercise price that is greater or less than the closing price of our common stock on the NYSE on the grant date. As described above, we also have granted stock options to our chief executive officer at exercise prices above the market price on the date of grant. We do not price stock options on a date other than the grant date. The stock options we grant are exercisable in equal increments over a three-year period from the grant date and no option may be exercised prior to one year from the date of grant, except in event of a change in control, death, disability or retirement. If an employee’s employment ceases due to a change in control, death, disability or retirement, all unvested stock options become immediately exercisable. If employment ceases for any reason other than a change in control, death, disability or retirement, unvested stock options are forfeited and any vested but unexercised options may be exercised within three months of cessation of employment. All outstanding stock options expire ten years after their grant date.

Our time-based restricted stock granted under these plans vests three years after the grant date, and our performance-based restricted stock granted under these plans is earned upon satisfaction of performance targets relating to a three-year period. If an employee’s employment ceases for any reason other than a change in control, death or disability, all unvested restricted stock awards are forfeited. If an employee’s employment ceases due to a change in control, all unvested time-based restricted stock granted under these plans vests, and all unvested performance-based restricted stock granted under these plans vests at the target performance level. In the event of an employee’s death or disability, a pro rata portion (as determined by the number of days from the date of grant as compared to the full three-year period) of unvested time-based restricted stock granted under these plans will vest, and the employee will remain eligible to receive a pro rata portion (determined in the same manner) of unvested performance-based restricted stock granted under these plans, as determined at the end of the performance period. Employees who receive restricted stock awards under either plan have voting rights and the right to receive any dividends that are declared, even before that restricted stock is vested or earned.

The table below summarizes the total compensation paid to or earned by each named executive officer for the fiscal years ended December 31, 2007 and 2006.

							Change in
							Pension
						Non-Equity	Value and
						Incentive	Nonqualified
				Stock	Option	Plan	Deferred
Name and			Bonus(1)	Awards(2)	Awards(2)	Compensation	Compensation	All Other
Principal Position	Year	Salary($)	($)	($)	($)	($)	Earnings(3)($)	Compensation(4)($)		Total ($)

J. Scaminace	2007	$882,300	$1,764,600	$2,128,447	$1,020,433	—	$293	$268,298		$6,064,371
	2006	850,000	1,700,000	1,661,162	1,283,517	—	336	72,115		5,567,130
K. Haber(5)	2007	337,400	404,880	191,261	138,665		7	64,938		1,137,151
	2006	261,250	487,500	68,501	34,790	—	—	51,000		903,041
S. Dunmead	2007	360,740	342,703	191,261	254,105		123	97,140		1,246,072
	2006	348,140	435,140	68,501	238,965	—	676	105,720		1,197,142
V. Sachs	2007	337,400	334,026	191,261	290,210		47	103,563		1,256,507
	2006	325,000	406,000	68,501	186,335	—	—	59,520		1,045,356
G. Griffith(6)	2007	260,000	260,000	119,658	145,214		15	69,730		854,617
M. Bak(7)	2007	93,730	696,281	—	—	—	277	1,173,117	(8)	1,963,405
	2006	348,140	348,140	68,501	238,965	—	1,795	102,115		1,107,656

(1)	The amounts in this column reflect amounts paid under our annual bonus program and also reflect, for Messrs. Haber and Dunmead and for Ms. Sachs, amounts paid as a special recognition bonus for 2006. Our annual bonus program and the special recognition bonuses are discussed under “Compensation Discussion and Analysis.” For Mr. Bak, the amount in this column also reflects a retention bonus and a target bonus paid in connection with the sale of our nickel business on March 1, 2007. These and other payments made to Mr. Bak in connection with that sale are described under “Potential Payments upon Termination or Change in Control — Payments to Mr. Bak in connection with the Sale of the Nickel Business.”

(2)	The amounts in this column reflect the dollar amount recognized for financial reporting purposes for the respective fiscal years, in accordance with FAS 123(R), for awards made pursuant to our stock-based incentive plans and may include amounts from awards granted in prior years. Assumptions used in the calculation of the amounts are included in note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(3)	The amounts in this column reflect the above-market earnings on compensation that is deferred under our Benefit Restoration Plan, which is discussed below under “Nonqualified Deferred Compensation.”

(4)	The amounts in this column are comprised of the following for the indicated executives:

	Employee Benefit	Auto		Payment in lieu of
	Plans(a)	Allowance(b)	Club Dues(b)	Perquisites(b)

J. Scaminace	$268,298	—	—	—
K. Haber	39,938	$4,500	—	$20,500
S. Dunmead	72,140	4,500	$5,967	14,533
V. Sachs	78,563	4,500	2,100	18,400
G. Griffith	44,730	4,500	—	20,500

(a)	These amounts reflect contributions by us to our qualified defined contribution plan and credits by us to our unfunded nonqualified deferred compensation plan, allocated to the accounts of the named executives. These amounts have not been received by the executives.

(b)	During 2007, we modified our practice regarding perquisites and personal benefits. Subsequent to March 31, 2007, in lieu of receiving any perquisites or personal benefits, each of our executive officers other than Mr. Scaminace receives an annual payment of $25,000. The amounts shown reflect the perquisites paid to each named executive prior to March 31, 2007 and a cash payment made to each executive for the balance of the $25,000 annual payment in lieu of perquisites.

(5)	Mr. Haber was appointed as our chief financial officer on March 6, 2006.

(6)	Mr. Griffith became a named executive officer in 2007.

(7)	Mr. Bak’s employment with us ceased on March 31, 2007.

(8)	This amount is comprised of $39,390 of credits by us to Mr. Bak’s account under our nonqualified deferred compensation plan, $4,500 of perquisites consisting of an auto allowance, and payments made or to be made to Mr. Bak in connection with his cessation of employment with us, which payments are described and quantified below under “Potential Payments upon Termination or Change in Control — Payments to Mr. Bak in connection with the Sale of the Nickel Business.”

Grants of Plan-Based Awards in 2007

						All Other	All Other
			Estimated Possible Payouts Under			Stock	Option		Grant
			Equity Incentive Plan Awards			Awards:	Awards:		Date Fair		Closing
						Number of	Number of	Exercise or	Value of		Market
						Shares of	Securities	Base Price	Stock and		Price at
						Stock or	Underlying	of Option	Option		Grant
			Threshold	Target	Maximum	Units	Options	Awards (1)	Awards		Date (1)
Name	Grant Date		(#)	(#)	(#)	(#)	(#)	($/Sh)	($)		($/Sh)

J. Scaminace	2/7/2007	(2)	—	45,250	—	—	—	$51.16	$1,187,360		$50.94
	2/7/2007	(3)	—	7,400	—	—	—	—	378,584		—
	3/9/2007	(4)	0	13,700	27,400	—	—	—	1,135,182	(6)
K. Haber	2/7/2007	(2)	—	11,000	—	—	—	51.16	288,640		50.94
	2/7/2007	(3)	—	2,000	—	—	—	—	102,320		—
	2/7/2007	(5)	—	1,906	—	—	—	—	97,511		—
	3/9/2007	(4)	0	3,200	6,400	—	—	—	265,152	(6)	—
S. Dunmead	2/7/2007	(2)	—	11,000	—	—	—	51.16	288,640		50.94
	2/7/2007	(3)	—	2,000	—	—	—	—	102,320		—
	2/7/2007	(5)	—	1,700	—	—	—	—	86,972		—
	3/9/2007	(4)	0	3,200	6,400	—	—	—	265,152	(6)	—
V. Sachs	2/7/2007	(2)	—	11,000	—	—	—	51.16	288,640		50.94
	2/7/2007	(3)	—	2,000	—	—	—	—	102,320		—
	2/7/2007	(5)	—	1,583	—	—	—	—	80,986		—
	3/9/2007	(4)	0	3,200	6,400	—	—	—	265,152	(6)	—
G. Griffith	2/7/2007	(2)	—	8,000	—	—	—	51.16	209,920		50.94
	2/7/2007	(3)	—	1,440	—	—	—	—	73,670		—
	2/7/2007	(5)	—	1,065	—	—	—	—	54,485		—
	3/9/2007	(4)	0	2,400	4,800	—	—	—	198,864	(6)	—
M. Bak	—		—	—	—	—	—	—	—		—

(1)	In accordance with our historical practice, stock option awards were granted in 2007 at an exercise price equal to the average of the high and low price of our common stock on the NYSE on the date the award was granted.

(2)	Stock option award granted under our 1998 Long-Term Incentive Compensation Plan.

(3)	Time-based restricted stock award granted under our 1998 Long-Term Incentive Compensation Plan.

(4)	Performance-based restricted stock award granted under our 2002 Stock Incentive Plan.

(5)	Special recognition bonus performance-based restricted stock award granted under 2002 Stock Incentive Plan.

(6)	Based upon the maximum value of performance-based awards, which is double the target value.

Outstanding Equity Awards at 2007 Fiscal Year-End

											Equity Incentive
										Equity Incentive	Plan Awards:
										Plan Awards:	Market or
				Equity Incentive						Number of	Payout
				Plan Awards:					Market	Unearned	Value of
				Number of			Number of		Value of	Shares,	Unearned
	Number of	Number of		Securities			Shares or		Shares or	Units or	Shares,
	Securities	Securities		Underlying			Units of		Units of	Other	Units or
	Underlying	Underlying		Unexercised	Option		Stock That		Stock That	Rights	Other Rights
	Unexercised	Unexercised		Unearned	Exercise	Option	Have Not		Have Not	That Have	That Have
	Options	Options		Options	Price	Expiration	Vested		Vested	Not Vested	Not Vested
Name	(#) Exercisable	(#) Unexercisable		(#)	($/Sh)	Date	(#)(1)		($)(2)	(#)(3)	($)(2)
J. Scaminace	—	45,250	(4)	—	$51.16	2/7/2017	181,094	(9)	$10,420,149	57,800	$3,325,812
	45,163	22,581	(5)	—	18.70	12/29/2015	—		—	—	—
	80,001	—		—	24.89	6/13/2015	—		—	—	—
	85,050	—		—	28.67	6/13/2015	—		—	—	—
	—	89,945	(6)	—	33.67	6/13/2015	—		—	—	—
K. Haber	—	11,000	(4)	—	51.16	2/7/2017	4,100	(10)	235,914	15,956	918,108
	3,500	7,000	(7)	—	28.76	5/1/2016	—		—	—	—
S. Dunmead	—	11,000	(4)	—	51.16	2/7/2017	4,100	(10)	235,914	15,750	906,255
	3,500	7,000	(7)	—	28.76	5/1/2016	—		—	—	—
	30,000	—		—	31.38	11/8/2014	—		—	—	—
	3,000	—		—	59.20	11/5/2011	—		—	—	—
	2,000	—		—	46.75	11/6/2010	—		—	—	—
	1,000	—		—	36.25	11/5/2009	—		—	—	—
V. Sachs	—	11,000	(4)	—	51.16	2/7/2017	4,100	(10)	235,914	15,633	899,523
	3,500	7,000	(7)	—	28.76	5/1/2016	—		—	—	—
	16,667	16,667	(8)	—	20.86	9/26/2015	—		—	—	—
G. Griffith	—	8,000	(4)	—	51.16	2/7/2017	2,440	(11)	140,398	9,485	545,767
	1,650	3,300	(7)	—	28.76	5/1/2016	—		—	—	—
	5,000	—		—	31.38	11/8/2014	—		—	—	—
M. Bak	—	—		—	—	—	—		—	—	—

(1)	The unvested shares reflected in this column are time-based restricted shares.

(2)	Based upon the closing market price of our common stock on the NYSE on December 31, 2007, which was $57.54.

(3)	The unearned shares reflected in this column are performance-based restricted shares.

(4)	These options vest in three equal installments on February 7, 2008, 2009 and 2010.

(5)	These options vest on December 29, 2008.

(6)	These options vest on May 31, 2008.

(7)	These options vest in equal installments on May 1, 2008 and 2009.

(8)	These options vest on September 26, 2008.

(9)	These shares vest on May 31, 2008 as to 166,194 shares, on May 1, 2009 as to 7,500 shares, and on February 7, 2010 as to 7,400 shares.

(10)	These shares vest on May 1, 2009 as to 2,100 shares and on February 7, 2010 as to 2,000 shares.

(11)	These shares vest on May 1, 2009 as to 1,000 shares and on February 7, 2010 as to 1,440 shares.

Option Exercises and Stock Vested During 2007

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized on
	Exercise	on Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

J. Scaminace	—	—	—	—
K. Haber	—	—	—	—
S. Dunmead	30,000	$1,208,793	—	—
V. Sachs	16,666	696,399	—	—
G. Griffith	20,000	685,288	—	—
M. Bak(1)	6,000	58,500	—	—

(1)	Mr. Bak’s employment with us ceased on March 31, 2007. Pursuant to his severance agreement with us, Mr. Bak’s unvested shares of restricted stock and options immediately vested upon such date, with his performance-based restricted stock vesting based upon “target” performance level.

Nonqualified Deferred Compensation

Our Benefit Restoration Plan (the “BRP”) is a nonqualified, unfunded deferred compensation plan that provides retirement benefits to select key management employees who are designated as BRP participants by our Board of Directors and whose benefits under our tax-qualified defined contribution plan are subject to certain limitations under the Internal Revenue Code. Participants are fully vested in their BRP accounts and subject to any applicable provisions of Internal Revenue Code Section 409A, will receive their BRP account balances in a lump sum upon separation from service or a change in control, unless they have elected to receive such balance in annual installments for up to a five-year period.

Each participating executive’s account under the BRP is credited annually with the amount that would have been allocated to his or her account under our tax-qualified plan, assuming that no Internal Revenue Code limitations were applicable, less the actual benefit allocated to his or her qualified plan account and also less an amount equal to the percentage of the tax-qualified plan contribution attributable to any cash election made by the executive. Earnings on BRP accounts are calculated by multiplying to the balance of each participating executive’s account at the beginning of the year by the five-year rolling average annual composite yield on Moody’s Corporate Bond Yield Index for the immediate preceding five years. The amounts shown below as contributed by us were credited to the indicated executive accounts as of January 1, 2007.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
Name	in Last FY ($)	in Last FY(1) ($)	Last FY ($)	Distributions ($)	Last FYE ($)

J. Scaminace	—	$234,548	$17,320	—	$293,549
K. Haber	—	6,188	388	—	6,576
S. Dunmead	—	38,502	7,667	—	129,952
V. Sachs	—	44,813	2,810	—	47,623
G. Griffith	—	10,980	910	—	15,422
M. Bak(2)	—	39,390	16,413	—	278,191

(1)	All contributions are included in the “All Other Compensation” column of the Summary Compensation Table above.

(2)	Mr. Bak’s employment with us ceased on March 31, 2007.

Potential Payments upon Termination or Change in Control

We maintain employment agreements, severance agreements and change in control agreements with certain of our named executive officers, who also participate in our long-term incentive plans. The following summaries describe and quantify the payments that each named executive officer would receive if his or her employment with us were terminated or if we had a change in control and such executive officer’s employment were terminated following the change in control. The summaries assume that the termination and/or change in control occurred on December 31, 2007 and that the relevant stock price is the closing market price of our common stock on the NYSE on December 31, 2007, which was $57.54. Since Mr. Bak’s employment with us terminated on March 31, 2007, payments made and to be made to him are described in a separate discussion following the summaries.

Payments Pursuant to Employment Agreement with Chief Executive Officer

We have entered into an employment agreement with Mr. Scaminace, our chief executive officer. If we terminate Mr. Scaminace’s employment for cause, we will not be obligated to make any payments to him other than salary earned but not yet paid as of the termination date. As defined in the employment agreement, “cause” means (a) commission of a felony, (b) fraud, embezzlement or misappropriation of our funds or acts of dishonesty that are materially inimical to our best interest, (c) violation of the noncompetition provision contained in the employment agreement or (d) abandonment of or consistent failure to perform duties, other than for reason of disability.

If we terminate Mr. Scaminace’s employment without cause, Mr. Scaminace will receive a lump-sum payment that consists of (a) his base salary earned but unpaid through the date of termination, (b) an amount reflecting his accrued but unused vacation days and (c) two times the total of his “average annual base salary” and “average bonus amount.” His average annual base salary is determined by adding (x) his annual base salary rate in effect immediately before the termination and (y) if his base salary rate has been increased at least once during the term of the employment agreement, the base salary rate in effect before the most recent increase, and dividing that sum by two. His average bonus amount is equal to the greater of (A) the aggregate bonuses received during the term of the employment agreement prior to termination divided by the number of bonuses received or (B) $950,000. The lump-sum payment must be made within ten days of termination pursuant to normal payroll practices.

If Mr. Scaminace suffers from a disability, defined as a condition that renders him unable to perform his duties by reason of illness or injury for a period of more than six consecutive months, we have the right to terminate his employment. If terminated for reason of disability, Mr. Scaminace will receive (a) his base salary through the month in which his employment terminates, payable as soon as practicable, and (b) an amount equal to two times the sum of his average annual base salary and his average bonus amount, both as defined above, payable in 24 equal monthly installments. These payments will be offset by any payments or benefits received by him from any disability plan maintained by us at the time of the disability.

If Mr. Scaminace dies, we will pay his beneficiary or estate the same payments as described above for a termination without cause, as well as any payments or benefits provided by any insurance program maintained by us in which he participated at the time of death.

Mr. Scaminace’s employment agreement requires that he comply with certain covenants and requirements upon termination. Mr. Scaminace must maintain the confidentiality of all of our information, must not solicit present or prospective employees, customers or suppliers for a period of two years following termination, must not compete with us for a period of two years following termination, and must not disparage us, our employees, stockholders, officers or directors.

The payments that would have been made to Mr. Scaminace pursuant to his employment agreement, assuming a termination of his employment as of December 31, 2007, are as follows:

	Earned But
	Unpaid	Accrued
	Salary	Vacation	Severance

Without Cause	$20,360	—	$4,707,667
Disability(1)	20,360	—	4,707,667
Death(2)	20,360	—	4,707,667

(1)	These payments will be decreased by any payments or benefits Mr. Scaminace receives from any disability plan maintained by us at the time of disability.

(2)	These payments will be increased by any benefits provided by any insurance program maintained by us in which he participated at the time of death.

Payments Pursuant to Severance Agreements

We have entered into severance agreements with Messrs. Haber, Dunmead and Griffith and with Ms. Sachs. Each of Messrs. Haber, Dunmead and Griffith and Ms. Sachs is entitled to certain payments in the event of termination during the term of the severance agreement. “Termination” means (a) termination for any reason other than death, disability, or cause (which includes commission of a felony; fraud, embezzlement or misappropriation of our funds; acts of dishonesty in the course of employment that are materially inimical to our best interests; and the failure to perform duties other than due to disability) and (b) the assignment of duties that are materially inconsistent with the executive’s position, authority, duties and responsibilities or results in the material diminution of the executive’s position. Ms. Sachs’s severance agreement also defines “termination” to include a material change in her reporting structure. In the event of a termination under a severance agreement, each executive is entitled to a lump-sum payment equal to 1.5 times his or her respective annual base salary then in effect plus any base salary earned through the termination date and bonus for the prior fiscal year, to the extent not otherwise paid. The payment must be made within ten days of termination pursuant to our normal payroll practices.

In order to receive the payments outlined above, each executive must provide us with an agreement that contains a general release from future liability or suit, a nonsolicitation and nondisparagement provision, a waiver of continued participation in our employee benefit and welfare plans, a requirement to maintain the confidentiality of our information and a six-month noncompetition provision.

The payments that would have been made to each executive, assuming a termination as of December 31, 2007, are indicated below.

	Earned But
	Unpaid
	Salary	Severance

K. Haber	$7,786	$506,100
S. Dunmead	8,324	541,110
V. Sachs	7,786	506,100
G. Griffith	6,000	390,000

Payments in the Event of Death, Disability or Retirement

If any named executive officer retires, dies or becomes disabled while employed by us, any unvested options held by that executive officer will become exercisable immediately. If any named executive officer dies or becomes disabled, a pro rata portion (determined by the number of days from the date of grant as compared to the full three-year period) of unvested time-based restricted will vest, and the executive will remain eligible to receive a pro rata portion (determined in the same manner) of unvested performance-based restricted stock, as determined at the end of the performance period. In accordance with the terms of our Benefit Restoration Plan, discussed above under “Nonqualified Deferred Compensation,” each named executive officer’s benefits accumulated under such plan will be distributed over a 15-year period in the event of retirement, death or disability, unless we decide to make a lump-sum payment. In addition, if Mr. Scaminace’s employment ceases by reason of death or disability, he will receive those payments described above under “Payments Pursuant to Employment Agreement with Chief Executive Officer.”

The table below sets forth payments that would have been made in the event of death, disability or retirement, assuming that such event had occurred on December 31, 2007 and based upon the closing market price of our common stock on the NYSE on that date ($57.54 per share). The “death or disability” column includes payments under the Benefit Restoration Plan, the value of unvested options that would have become exercisable upon death or disability, and the value of time-based restricted stock that would vest upon such an event. The “retirement” column includes only payments under the Benefit Restoration Plan and the value of unvested options that would have become exercisable upon retirement, as unvested restricted stock awards do not vest upon retirement. No amount is included in the table for performance-based restricted stock awards since the value of such awards is determinable only at the end of the performance period.

	Death or
	Disability	Retirement

J. Scaminace	$12,103,625	$3,606,290
K. Haber	379,659	278,216
S. Dunmead	503,035	401,592
V. Sachs	1,032,039	930,596
G. Griffith	218,113	161,436

Payments in Event of a Change in Control

We have entered into a change in control agreement with each of our named executive officers. In the event that payments are made pursuant to these agreements, the payments and covenants required under these agreements supersede any other agreement between us and the named executive officer. For example, if Mr. Scaminace is terminated following a change in control and receives the benefits outlined below, he will not receive any of the payments or benefits under his employment agreement or any other agreement with us.

Under each change in control agreement, two events must take place before an executive receives payment. First, a change in control must occur. A “change in control” is defined as any of the following: (a) the acquisition by an individual, group or entity of beneficial ownership of 33% or more of our outstanding voting shares (not including any acquisition from us, by us or by our employee benefit plan), (b) the members of the board of directors in place at the time of the agreement cease to constitute a majority of the board (for reasons other than death or disability), subject to certain circumstances, or (c) the consummation of a reorganization, merger or consolidation or sale of all or substantially all of our assets, subject to certain limitations and conditions set forth in the agreement.

Second, the executive’s employment must be terminated, either by us “without cause” or by the executive for “good reason,” during the term of the change in control agreement. Termination “without cause” means termination for any reason other than death, retirement, disability or cause, as each term is defined in the agreement. Termination for “good reason” includes: (a) the assignment of duties inconsistent with the executive’s position or any other action that results in the diminution in such position, authority, duties or responsibilities, (b) the failure to provide the executive with salary and benefits equal to or greater than those in effect prior to a change in control, (c) the requirement that the executive work from a location that is more than 50 miles from the location from which he or she worked prior to the change in control, or a requirement that the executive travel on business to a substantially greater extent than prior to the change in control, or (d) the failure to require any successor to our business to assume and agree to the change in control agreement. In addition to the above, Mr. Scaminace’s agreement includes the following additional “good reason” termination provisions: (i) a reduction in his salary from the highest level in effect for the year prior to the change in control, (ii) the aggregate compensatory opportunities provided to him after a change in control are reduced below the levels provided prior to a change in control, subject to certain limitations, (iii) after the change in control, he is not permitted to participate in the compensatory programs generally available to executives of the surviving entity, (iv) the surviving entity has headquarters outside of the Cleveland metropolitan area, (v) he determines in good faith that he is unable to fulfill his duties as chief executive officer after the change in control or that the company’s strategic plan varies materially from the plan that was in place prior to the change in control, or (vi) he ceases to be a member of the board of directors of the surviving entity for reasons other than death, disability or voluntary resignation.

In the event that both triggering events occur, each named executive officer will be entitled to the following payments:

•	Full base salary earned through date of termination and bonus for last completed fiscal year, to the extent not otherwise paid;

•	Target bonus (based on 100% achievement of performance goals) for the fiscal year of termination, prorated based on the number of days employed by us during that year;

•	Lump-sum payment equal to two times the sum of (a) base salary equal to the greater of the annual base salary in effect immediately before the change in control or the highest rate of base salary in effect at any time prior to termination and (b) “additional compensation” as defined in the agreement and based on the three-year average (or modified average if the period of employment is less than three years) of the total annual incentive compensation, commissions, bonuses and nonqualified deferred compensation amounts. In Mr. Scaminace’s case, this payment will be equal to three times the sum of (x) the highest base salary in effect prior to termination and (y) “additional compensation” as defined in the agreement and based on the three-year average (or modified average if the period of employment is less than three years) of the total annual incentive compensation, commissions, bonuses and nonqualified deferred compensation amounts, which amount shall not be less than $950,000;

•	Lump-sum payment equal to the aggregate spread between the exercise prices of all stock options held by the executive and the higher of (a) the mean of the high and low trading prices of our common stock on the NYSE on the termination date or (b) the highest price per share actually paid in connection with the change in control;

•	The immediate vesting and redemption of all unvested shares of restricted stock at a price equal to the higher of (a) the mean of the high and low trading prices of our common stock on the NYSE on the termination date or (b) the highest price per share actually paid in connection with the change in control;

•	Cash payment equal to any unvested portion of the executive’s interest in any of our nonqualified retirement plans or tax-qualified pension plans;

•	Continued coverage or lump-sum payment to fund continuing coverage under the life and health insurance programs, as well as any other lump-sum payment equal to 15% of the amount in the “Additional Payment” column of the following table to fund continuing disability coverage and any other employee benefit programs, in which the executed participated prior to termination, all for a period of two years (three years for Mr. Scaminace) following termination; and

•	“Gross-up” payments to reimburse the executive for any excise taxes incurred in relation to the above payments.

If an executive receives payment under these agreements, then the executive agrees not to compete with our successor for a period of one year from the termination date. The executive also agrees to maintain the confidentiality of our and our successor’s information and to not disparage us or our successor or our respective directors, partners, officers or employees. The executive also must provide a general release of all claims and causes of action against us arising from or relating to the executive’s employment with us.

The payments that would have been made to each of our named executive officers, assuming a change in control and related termination had occurred on December 31, 2007 and based upon the closing market price of our common stock on the NYSE on that date ($57.54 per share), are as follows:

					Stock	Restricted	Retirement	Welfare	Tax
			Target	Additional	Option	Stock	Plan	Benefit	Gross-Up
	Salary	Bonus	Bonus	Payment	Payment	Payment	Payment	Payment	Payment	Total

J. Scaminace	$20,360	—	$882,300	$7,061,500	$10,134,285	$13,745,961	$293,549	$1,116,637	$6,256,464	$39,511,056
K. Haber	7,786	—	202,300	1,567,180	372,370	1,154,022	6,576	278,352	1,249,784	4,838,370
S. Dunmead	8,324	—	180,370	1,342,067	1,200,040	1,142,169	129,952	256,634	1,101,655	5,361,211
V. Sachs	7,786	—	168,700	1,303,733	1,595,061	1,135,437	47,623	238,835	1,006,851	5,504,026
G. Griffith	6,000	—	130,000	927,933	324,301	686,165	15,422	194,514	723,124	3,007,459

Payments to Mr. Bak in connection with the Sale of the Nickel Business

On February 9, 2007, we entered into a retention and severance agreement with Mr. Bak, who was the general manager of our nickel business that was sold on March 1, 2007. This agreement was designed to help retain Mr. Bak at a time when his services were vital to completing a transaction we believed was critical to our long-term strategy and to our stockholders. In connection with the completion of that sale, and in recognition of Mr. Bak’s crucial role in that transaction, Mr. Bak received certain payments and became entitled to receive certain other severance payments, in accordance with the terms of this agreement, as described below.

We paid Mr. Bak a retention bonus equal to his annual base salary in effect at the time of the agreement, which was $348,140, half of which was paid within 30 days of the sale and the remaining half of which was paid within 90 days of the sale. On March 31, 2007, Mr. Bak voluntarily terminated his employment with us for good reason due to the diminution in Mr. Bak’s duties and responsibilities that resulted from the sale of our nickel business. Pursuant to the agreement, Mr. Bak received and became entitled to receive the following payments and benefits:

•	Full base salary earned through the date of termination to the extent not otherwise paid;

•	Bonus for 2007, pro rated based on the number of days employed by us during 2007 and based on our actual performance;

•	Target bonus payout of 75% of base salary, payable on September 30, 2007;

•	Eighteen months of base salary, with the first six months payable on September 30, 2007 or as soon thereafter as practicable and the seventh through eighteenth month payments paid monthly;

•	Reimbursement (including a related tax gross-up) for medical and dental coverage for the shorter of eighteen months or the period until Mr. Bak is re-employed and eligible for similar benefits;

•	The immediate vesting of all shares of restricted stock or stock options, with grants of performance-based restricted stock vesting based on the “target” performance level; and

•	Outplacement services for a period of six months.

Mr. Bak was subject to a one-year noncompetition and confidentiality requirement that expired on March 31, 2008.

The amounts that Mr. Bak received and is entitled to receive as a result of the sale of our nickel business and his termination of employment with us on March 31, 2007 are indicated below.

Value of
							Welfare		Tax		Accelerated	Value of
		Retention	Severance		Annual	Target	Benefit		Gross-Up		Equity	Outplacement
	Salary	Bonus	Payment		Bonus	Bonus	Payments		Payments		Awards	Services	Total

M. Bak	$13,390	$348,140	$522,210	*	$87,035	$261,105	$20,081	*	$14,547	*	$564,889*	$7,500*	$1,838,897

*	Included in the “All Other Compensation” column of the Summary Compensation Table above.

Director Compensation Table

The following table reflects the compensation that we paid to non-employee directors for the fiscal year ended December 31, 2007. Mr. Scaminace, a director who is also our chief executive officer, does not receive additional compensation for his service as a director.

In 2007, each of our non-employee directors received an annual fee of $110,000. The chair of the Audit Committee received an additional annual payment of $20,000, and the chairs of the Compensation Committee and the Nominating and Governance Committee each received an additional annual payment of $10,000. Our lead independent director received an additional annual payment of $20,000.

Our 2007 Incentive Compensation Plan provides that our non-employee directors may receive all or any portion of is his or her annual compensation in the form of shares of our common stock, as determined annually by the Board. Pursuant to the provisions of this Plan, we paid a portion of the annual compensation earned by each of our non-employee directors during 2007 in shares of our common stock, as indicated in the table below. Our board of directors has determined that approximately $35,000 of the annual compensation to be earned during 2008 by each of our non-employee directors will be paid in the form of shares of our common stock.

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred	All Other
	Or Paid in	Stock	Option	Incentive Plan	Compensation	Compensation
Name	Cash ($)	Awards ($)(1)	Awards ($)(2)	Compensation ($)	Earnings	($)	Total ($)

R. Blackburn	$88,022	$34,945	—	—	—	—	$122,967
S. Demetriou	85,055	34,945	—	—	—	—	120,000
K. Plourde	92,088	34,945	—	—	—	—	127,033
D. Pugh	73,386	34,170	—	—	—	—	107,556
W. Reidy	95,055	34,945	—	—	—	—	130,000
G. Ulsh	65,478	30,466	—	—	—	—	95,944

(1)	The amounts in this column represent the market value of shares of our common stock received in payment of a portion of the annual compensation for serving as a director, based upon the average of the high and low sale price of our common stock on the last business day of the quarter for which compensation was paid in common stock.

(2)	As of December 31, 2007, Mr. Reidy and Ms. Plourde had outstanding stock options for the purchase of 3,220 and 2,700 shares, respectively, of our common stock, from grants made prior to 2007.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission.

Compensation Committee

Steven J. Demetriou, Chairman
Richard W. Blackburn
David J. Pugh
Gordon A. Ulsh

DESCRIPTION OF PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the fees paid for services provided by Ernst & Young, our independent registered public accountant, for the fiscal years ended December 31, 2007 and 2006.

	2007	2006

Audit Fees		$2,600,980
Audit-Related Fees		51,986
Tax Fees		273,210
All Other Fees		—

Total		$2,926,176

The following is a description of the nature of the services related to the fees disclosed in the table above. All of the nonaudit services provided by the independent auditor were pre-approved by the Audit Committee in accordance with its pre-approval procedures, except for de minimis services in 2007 and 2006 (representing approximately     % and 1.4% of the total fees paid by us to our independent registered public accountant auditor in 2007 and 2006 respectively) that were approved by the Audit Committee subsequent to their performance. Services of a similar nature and amount were pre-approved by the Audit Committee in prior years. The Audit Committee has considered whether Ernst & Young’s provision of nonaudit services is compatible with maintaining its independence.

Audit Fees

These are fees for professional services rendered by Ernst & Young for the audits of our annual consolidated financial statements and of management’s assessment and the effectiveness of internal control over financial reporting, the review of unaudited condensed consolidated financial statements included in our quarterly reports on Form 10-Q, audits of foreign subsidiary financial statements required by local statutes and services that are typically rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services rendered by Ernst & Young that are reasonably related to the performance of the audit or the review of our consolidated financial statements that are not included as audit fees. These services include employee benefit plan audits and consulting on financial accounting and reporting.

Tax Fees

These are fees for professional services rendered by Ernst & Young with respect to tax compliance, tax advice and tax planning. These services include the review of tax returns, tax assistance in foreign jurisdictions and consulting on tax planning matters.

All Other Fees

These are fees for professional services rendered by Ernst & Young that do not fit within the above category descriptions.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with our management and with our independent registered public accountant, Ernst & Young LLP, the consolidated financial statements of OM Group, Inc. and its subsidiaries as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The Audit Committee has (a) discussed with Ernst & Young those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, (b) received from Ernst & Young the written communications required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and (c) discussed with Ernst & Young its independence from us and our management. Ernst & Young has confirmed to us that it is in compliance with all rules, standards and policies of the Independence Standards Board and the Securities and Exchange Commission governing auditor independence. Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2007 be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission.

Audit Committee

William J. Reidy, Chairman
Richard W. Blackburn
Katharine L. Plourde
Gordon A. Ulsh

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors, and persons who own more than 10% of a registered class of equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of Forms 3 and 4 (including amendments to such forms) furnished to us during 2007 and Forms 5 furnished with respect to 2007, no director, officer or beneficial owner of more than 10% of our outstanding common stock failed to file on a timely basis during 2007 or prior fiscal years any reports required by Section 16(a).

STOCKHOLDER PROPOSALS
FOR THE 2009 ANNUAL MEETING

Any stockholder who intends to present a proposal at the 2009 annual meeting and who wishes to have the proposal included in our proxy statement and form of proxy for that meeting must deliver the proposal to us at our executive offices no later than December 1, 2008.

Any stockholder who intends to present a proposal at the 2009 annual meeting other than for inclusion in our proxy statement and form of proxy must deliver the proposal to us at our executive offices not later than January 30, 2009, or such proposal will be untimely. If a stockholder fails to submit the proposal by January 30, 2009, we reserve the right to exercise discretionary voting authority on the proposal.

SOLICITATION BY BOARD; EXPENSES OF SOLICITATION

Our Board of Directors has sent you this proxy statement. We will pay all expenses in connection with the solicitation of the enclosed proxy. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, in writing or in person, without receiving any extra compensation for such activities. We have retained The Proxy Advisory Group, LLC, a proxy soliciting firm, to assist in the solicitation of proxies for an estimated fee of $8,500 plus reimbursement of reasonable out-of-pocket expenses. We also will reimburse brokers and nominees who hold shares of our common stock in their names for their expenses incurred to furnish proxy materials to the beneficial owners of such shares.

OM GROUP, INC.

Valerie Gentile Sachs
Secretary

DETACH CARD HERE

OM GROUP, INC.	Proxy Solicited on Behalf of the Board of Directors
The undersigned appoints Joseph M. Scaminace and Valerie Gentile Sachs, and each of them, with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of OM Group, Inc. to be held on Tuesday, May 13, 2008, and at any adjournment thereof as follows:
The Board of Directors recommends that votes be cast FOR the election of all nominees and FOR proposals 2 and 3. If no specification is made, authority is granted to cast the vote of the undersigned for election of the nominees and for Proposals 2 and 3.
1. Election of directors to serve terms expiring at our annual meeting in 2011.

☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY
(except as listed to the contrary below).	to vote for all nominees listed below.
William J. Reidy
Joseph M. Scaminace
(Instructions: if you wish to withhold authority to vote for any nominee, write that nominee’s name on the line below).

2. To adopt an amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3. To confirm the appointment of Ernst & Young LLP as our independent registered public accounting firm.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(Continued and to be signed on reverse side)

DETACH CARD HERE

(Continued from other side)

Dated: , 2008

Signature(s)

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give your full title as such. In case of a corporation, a duly authorized officer should sign on its behalf.